Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-3483
investor_relations@extremenetworks.com	gcross@extremenetworks.com

Extreme Completes Reorganization to Streamline Operations:

Bob L. Corey appointed Acting CEO

SANTA CLARA, Calif.; October 22, 2009 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that it has completed a reorganization to streamline its operations and reduce recurring costs. As part of this restructuring, Extreme has reduced its workforce by approximately 70 employees or almost 9 percent of its worldwide workforce. The reductions have been completed and the Company anticipates it has lowered its operating expenses approximately $2.5 million per quarter. The effect is to reduce breakeven to under $70 million of revenue per quarter. The Company expects to take a one-time charge of approximately $4.2 million in its second fiscal quarter that will include a one-time cash severance charge.

“Management and the Board decided to take this action to streamline our operations, reduce our breakeven and create an operating model that will position Extreme Networks for sustained profitability as quickly as possible. These reductions have been taken across the entire organization. We remain committed to the products, markets, channels and customers and to continuing to introduce new and innovative products,” said Gordon Stitt, Chairman of the Board.

The Company also announced that Mr. Bob L. Corey has been appointed as Acting CEO and that the Company has initiated a search for a permanent CEO. Mark Canepa, Extreme Networks CEO, has resigned as CEO and as a director to pursue other opportunities. He will remain with the Company for a limited period of time to assist in the transition.

“Mark has managed the Company through a difficult and challenging time for our industry. During his tenure, he implemented significant changes that have improved many aspects of our operations,” said Mr. Stitt. “We greatly appreciate his service to Extreme Networks.”

Mr. Corey recently joined Extreme Networks as its Senior Vice President and CFO, after serving on Extreme Networks Board of Directors for approximately 6 years. Prior to Extreme Networks, Mr. Corey served in a variety of executive positions, including Executive Vice President and Chief Financial Officer for Thor Technologies, Inc. and Executive Vice President and Chief Financial Officer of Documentum, Inc. Mr. Corey also served as Chairman of the Board of Directors of Interwoven, Inc. until its acquisition by Autonomy Corporation plc, and serves on the Board of Directors of Veraz Networks as Chairman of the Audit Committee.

“We are both pleased and excited that Bob has agreed to assume the role of Acting CEO of Extreme Networks. His experience and leadership will be essential as we continue to drive change within Extreme Networks to position us for continued success and to ensure that we remain focused on delivering innovative high value, cost effective solutions to our customers,” said Mr. Stitt.

Extreme Networks, Inc.

Extreme Networks provides converged Ethernet networks that support data, voice and video for enterprises and service providers. The company’s network solutions feature high performance and high availability switching that deliver insight and control enabling customers to solve their real-world business communications challenges. Operating in more than 50 countries, Extreme Networks provides wired and wireless secure LANs, data center infrastructure and Service Provider Ethernet transport solutions that are complemented by global, 24x7 service and support. For more information, visit: http://www.extremenetworks.com

Extreme Networks is either a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries.

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This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding future financial performance. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for the Company’s products and services; a highly competitive business environment for network switching equipment; unanticipated expenses and the Company’s effectiveness in controlling expenses, the possibility that the Company might experience delays in the development of new technology and products; customer response to its new technology and products; the timing of any recovery in the global economy; risks related to pending or future litigation, and a dependency on third parties for certain components and for the manufacturing of the Company’s products. The Company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect the Company’s business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors.”